Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2008, accompanying the consolidated financial statements and schedule (except for the operational highlights portion) of the Philadelphia Stock Exchange, Inc. for the years ended December 31, 2007 and 2006, included in Exhibit 99.2 of the Form 8-K/A of The NASDAQ OMX Group, Inc.’s amended Current Report (Form8-K/A), dated August 1, 2008, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 11, 2010